Exhibit 10.1

SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to that certain Employment Agreement by and between Sprint Nextel Corporation, now known as Sprint Communications, Inc., and Joseph J. Euteneuer made and entered into as of December 20, 2010 and amended on November 20, 2012 (the “Agreement”), is made and entered into November 11, 2013 (the “Amendment Effective Date”). Certain capitalized term shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby amend Schedule A of the Agreement as of the Amendment Effective Date as follows (with underline to show addition and strike-through to show deletion):

SCHEDULE A
With respect to the Executive’s relocation from his residence prior to the Effective Date (his “Current Residence”) to the area surrounding the Executive’s initial Place of Performance, the Executive shall be entitled to the benefits under the Sprint Officer Relocation Program, effective August, 2010 (the “Program”), except as provided below:

1.	Section 1.01 shall be modified by exclusion of reference to any benefits excluded herein;

2.	In Section 1.05, “12-months after the effective date of job assignment” shall be changed to “November 5, 2014;”

3.	The Executive shall not be entitled to the benefits under Section 3, Relocation Allowance;

4.
Regardless of the established home value limit in Section 4.02 (the application of which with respect to his Current Residence results in the Executive’s ineligibility for Section 4, Home Selling Benefits), the Executive shall be entitled to the benefits under Section 4.03, Reimbursable Home Selling Expenses, as limited by Section 4.04, except that:

a.	the Third Party Company referred agent requirement shall not apply; and

b.	reimbursable broker’s commission is limited to 6%; and

c.	the exclusion in Section 4.17 for tax assistance will not apply.

5.
The Executive shall not be entitled to the benefits under Section 5, Interim Living, Section 6, Home Finding Benefits, or Section 7, Home Purchase Assistance, except that Executive shall be entitled to benefits under Section 7.05, Normal Closing Costs;

6.	The Executive shall not be entitled to the benefits under Section 8, Renter Benefits, or Section 11, Spouse/Partner Assistance;

7.	For avoidance of doubt, Section 9.08 modifies the limitation of Section 9.02, and the Executive shall be entitled to two separate shipments of household goods;

8.
Executive shall not be entitled to the benefits under Section 12.02 Gross-Up Provision, except (a) with respect to Section 7.05 Normal Closing Costs and Section 10 Final Move Expenses, and (b) the exclusion for “Directly Reimbursed Home Selling Expenses” shall not apply; and

9.	Section 13.01 is not applicable in the case of a termination of employment described in 9(b)-(e) of the Agreement.

In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, effective as of the day and year first written above.

SPRINT COMMUNICATIONS, INC.

/s/ Sandra Price
By: Sandra Price
Senior Vice President, Human Resources

EXECUTIVE

/s/ Joseph J. Euteneuer
Joseph J. Euteneuer